Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form S-3 and related Prospectus of UST Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated February 21, 2008, with respect to the consolidated financial statements and schedule of UST Inc. and the effectiveness of internal control over financial reporting of UST Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Stamford, CT
February 26, 2008